SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-3

(Amendment No. 3)

APPLICATION FOR QUALIFICATION OF INDENTURE

UNDER THE TRUST INDENTURE ACT OF 1939

PDL BIOPHARMA, INC.

(Name of Applicants)

932 Southwood Boulevard

Incline Village, Nevada 89451

(Address of Principal Executive Office)

SECURITIES TO BE ISSUED UNDER THE

INDENTURE TO BE QUALIFIED

Title of Class	Amount
2.875% Series 2012 Convertible Senior Notes due February 15, 2015	Up to $180,000,000 aggregate principal amount

Approximate date of proposed public offering:

As soon as practicable after the date of this Application for Qualification.

Danny Hart

Associate General Counsel

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

(775) 832-8500

(Name and Address of Agent for Service)

With a copy to:

Dhiya El-Saden

Gibson, Dunn & Crutcher LLP

333 South Grand Ave.

Los Angeles, CA 90071

Telephone: (213) 229-7000

The obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this application, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon written request.

EXPLANATORY NOTE

This Amendment No. 3 to the Application for Qualification of Indenture on Form T-3 (File No. 022-28962) filed by PDL BioPharma, Inc., a Delaware corporation (the Company), with the United States Securities and Exchange Commission on November 15, 2011 (the Form T-3), is being filed solely to amend the name of the new notes (the New Notes) that will be governed by the new indenture to be qualified under the Form T-3 from 2.875% Series 2011 Convertible Senior Notes due February 15, 2015, to 2.875% Series 2012 Convertible Senior Notes due February 15, 2015, as reflected in Amendment No. 4 to the Company’s Schedule TO-I filed with the SEC on January 4, 2012. Throughout the Form T-3, all references to the New Notes are hereby amended to mean the Company’s 2.875% Series 2012 Convertible Senior Notes due February 15, 2015.

All other information in the Form T-3 is unchanged and has been omitted.

Contents of Application for Qualification. This application for qualification comprises:

(a)	Pages numbered 1 to 5, consecutively.

(b)	The statement of eligibility and qualification on Form T-1 of each trustee under the New Indenture to be qualified (included as Exhibit 25.1).

(c)	The following exhibits in addition to those filed as part of the statement of eligibility and qualification of the trustee:

Exhibit Number	Description

Exhibit T3A	Restated Certificate of Incorporation of PDL BioPharma, Inc., as amended (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed March 31, 1993).

Exhibit T3B	Amended and Restated Bylaws of PDL BioPharma, Inc. (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed June 10, 2009).

Exhibit T3C	Second Revised Form of Indenture among the Company and The Bank of New York Mellon Trust Company, N.A, as trustee (incorporated by reference to Exhibit (d)(4) of Amendment No. 3 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 19, 2011).

Exhibit T3D	Not applicable.

Exhibit T3E.1	Offering Memorandum, dated November 15, 2011 (incorporated by reference to Exhibit (a)(1)(i) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.2	Form of Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(ii) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(1)(iii) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.4	Form of Letter to Clients (incorporated by reference to Exhibit (a)(1)(iv) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.5	Supplement No. 1 to Offering Memorandum, dated December 7, 2011 (incorporated by reference to Exhibit (a)(1)(v) of Amendment No. 1 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 8, 2011).

Exhibit T3E.6	Supplement No. 2 to Offering Memorandum, dated December 12, 2011 (incorporated by reference to Exhibit (a)(1)(vi) of Amendment No. 2 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 13, 2011).

Exhibit T3E.7	Supplement No. 3 to Offering Memorandum, dated December 19, 2011 (incorporated by reference to Exhibit (a)(1)(vii) of Amendment No. 3 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 19, 2011).

Exhibit T3F	Cross-reference sheet showing the location in the New Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive of the Trust Indenture Act of 1939, as amended.*

Exhibit 25.1	Statement of eligibility and qualification of the Trustee on Form T-1.*

*	Filed previously with the Company’s Application for Qualification of Indentures on Form T-3 dated November 15, 2011.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the applicant, PDL BioPharma, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Incline Village, and State of Nevada, on the 3rd day of January, 2012.

PDL BIOPHARMA, INC.

/S/ JOHN P. MCLAUGHLIN
Name:	John P. McLaughlin
Title:	President and Chief Executive Officer

Attest:	/S/ DANNY HART
Name:	Danny Hart
Title:	Associate General Counsel & Assistant Secretary

Index to Exhibits

Exhibit Number	Description

Exhibit T3A	Restated Certificate of Incorporation of PDL BioPharma, Inc., as amended. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed March 31, 1993).

Exhibit T3B	Amended and Restated Bylaws of PDL BioPharma, Inc. (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed June 10, 2009).

Exhibit T3C	Second Revised Form of Indenture among the Company and The Bank of New York Mellon Trust Company, N.A, as trustee (incorporated by reference to Exhibit (d)(4) of Amendment No. 3 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 19, 2011).

Exhibit T3D	Not applicable.

Exhibit T3E.1	Offering Memorandum, dated November 15, 2011 (incorporated by reference to Exhibit (a)(1)(i) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.2	Form of Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(ii) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(1)(iii) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.4	Form of Letter to Clients (incorporated by reference to Exhibit (a)(1)(iv) of the Company’s Issuer Tender Offer Statement on Schedule TO-I filed November 15, 2011).

Exhibit T3E.5	Supplement No. 1 to Offering Memorandum, dated December 7, 2011 (incorporated by reference to Exhibit (a)(1)(v) of Amendment No. 1 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 8, 2011).

Exhibit T3E.6	Supplement No. 2 to Offering Memorandum, dated December 12, 2011 (incorporated by reference to Exhibit (a)(1)(vi) of Amendment No. 2 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 13, 2011).

Exhibit T3E.7	Supplement No. 3 to Offering Memorandum, dated December 19, 2011 (incorporated by reference to Exhibit (a)(1)(vii) of Amendment No. 3 to the Company’s Issuer Tender Offer Statement on Schedule TO-I filed December 19, 2011).

Exhibit T3F	Cross-reference sheet showing the location in the New Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive of the Trust Indenture Act of 1939, as amended.*

Exhibit 25.1	Statement of eligibility and qualification of the Trustee on Form T-1.*

* Filed previously with the Company’s Application for Qualification of Indentures on Form T-3 dated November 15, 2011.

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